CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

MARINEMAX REPORTS SECOND QUARTER FISCAL 2013 RESULTS
~ Same-Store Sales Grew 12% ~

CLEARWATER, FL, April 25, 2013 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second fiscal quarter ended March 31, 2013.

Revenue grew 11% to $160.0 million for the quarter ended March 31, 2013 compared with approximately $144.0 million for the comparable quarter last year. Same-store sales increased approximately 12% on top of a 26% increase in the comparable quarter last year. Net income was $344,000, or $0.01 per diluted share, for the quarter ended March 31, 2013 compared with net income of $2.3 million, or $0.10 per diluted share, for the comparable quarter last year.

Revenue increased 10% to $259.1 million for the six months ended March 31, 2013 compared with $235.8 million for the comparable period last year. Same-store sales increased approximately 10% on top of a 16% increase in the comparable period last year. The Company’s net loss for the six months ended March 31, 2013 was $3.8 million, or $0.17 per share, compared with a net loss of $1.9 million, or $0.08 per share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our team was able to generate double digit same-store sales growth, on top of strong growth in last year’s March quarter despite a generally colder March quarter this year. During the quarter, our southern markets produced strong results, which were partly offset by our northern markets, which experienced persistent unfavorable weather conditions. In our efforts to respond to these adverse weather conditions, we increased our promotional efforts, which increased marketing and sales costs at a higher rate than our resulting sales growth. The quarter was also affected by a large increase in our healthcare and other insurance costs resulting in lower earnings.”

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Mr. McGill concluded, “Based on our trends, it is our belief that the industry’s recovery is continuing and we expect to benefit from the ongoing improvements. We remain committed to achieving the operating leverage in the business that we have produced prior to the March quarter and are well positioned with appropriate levels of inventory and a solid balance sheet to support our growth initiatives. As we move into the seasonally warmer second half of the fiscal year, we expect to benefit from the pent up demand we believe exists in our northern markets as a result of the extended inclement weather conditions early in the year. In addition, we also expect to benefit from the slow but seemingly steady improvement in the industry in conjunction with our ongoing efforts to gain market share and drive value for our shareholders.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Mako, Sailfish, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 55 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s belief that the industry’s recovery is continuing; the Company’s expectation that it will benefit from ongoing improvements; the Company’s belief that it is well positioned with appropriate levels of inventory and a solid balance sheet to support its growth initiatives; and the Company’s expectation that it will benefit from the pent up demand in its northern markets and from slow but seemingly steady improvement in the industry in its ongoing efforts to gain market share and drive value for its shareholders. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic and weather conditions, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenue	$160,008	$143,992	$259,059	$235,779
Cost of sales	122,358	109,614	195,131	175,827

Gross profit	37,650	34,378	63,928	59,952
Selling, general, and administrative expenses	36,100	30,994	65,543	59,564

Income (loss) from operations	1,550	3,384	(1,615)	388
Interest expense	1,166	1,203	2,163	2,420

Income (loss) before income tax benefit (provision)	384	2,181	(3,778)	(2,032)
Income tax benefit (provision)	(40)	116	(40)	116

Net income (loss)	$344	$2,297	$(3,818)	$(1,916)

Basic net income (loss) per common share	$0.01	$0.10	$(0.17)	$(0.08)

Diluted net income (loss) per common share	$0.01	$0.10	$(0.17)	$(0.08)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	23,188,450	22,652,294	23,070,798	22,622,196

Diluted	24,019,409	23,253,524	23,070,798	22,622,196

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,092	$29,042
Accounts receivable, net	21,755	20,924
Inventories, net	230,705	206,212
Prepaid expenses and other current assets	3,468	3,296

Total current assets	286,020	259,474
Property and equipment, net	103,075	101,415
Other long-term assets, net	4,462	2,868

Total assets	$393,557	$363,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,250	$8,924
Customer deposits	18,244	10,477
Accrued expenses	23,242	24,643
Short-term borrowings	141,132	120,092

Total current liabilities	190,868	164,136
Long-term liabilities	1,811	4,307

Total liabilities	192,679	168,443
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	23
Additional paid-in capital	219,637	213,271
Accumulated deficit	(2,973)	(2,170)
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	200,878	195,314

Total liabilities and stockholders’ equity	$393,557	$363,757